Exhibit 99.1

ADM Appoints Jeff Rowe as Executive Vice President and Chief Operating Officer

Industry Leader in Science-Based Agriculture Brings More than 30 Years of Experience Driving Growth Strategies and Operational Excellence

CHICAGO, July 20, 2026— ADM (NYSE: ADM) (ADM or “the Company”), a global leader in innovative solutions from nature, today announced that it has appointed Jeff Rowe to the newly created role of Executive Vice President and Chief Operating Officer, effective August 17, 2026. This strategic appointment complements ADM’s leadership bench and positions the Company to further advance its growth strategy and business priorities.

In this role, Rowe will oversee ADM’s commercial businesses, global manufacturing and R&D efforts. Rowe will report to Juan Luciano, Chair of the Board and Chief Executive Officer.

Rowe joins ADM from Syngenta Group, a leading, science-based, agriculture company headquartered in Basel, Switzerland, where he has held a series of senior leadership roles since joining the company in September 2016. Appointed CEO in January 2024, he has led efforts to advance sustainable farming and AI-powered innovation, helping drive modern, tailored solutions for stakeholders worldwide. Prior to Syngenta Group, he spent more than 20 years at DuPont Pioneer in a variety of executive positions spanning strategy, international operations, biotech and regulatory affairs.

Luciano said, “Jeff has an outstanding reputation in the industry as a proven leader with a strong track record of advancing innovation and operational excellence. I am confident that he will be a wonderful addition to ADM’s global family of leaders. On behalf of all of us at ADM, I am delighted to welcome Jeff to the Company and look forward to working alongside him as we capitalize on new opportunities and build on our momentum to drive ADM’s long-term growth agenda.”

Rowe added, “I am honored to join ADM and drive continued innovation at a global, agricultural leader. I have long admired ADM for its rich history and strong values. I look forward to partnering with the Company’s talented team to build on that foundation, advancing ADM’s growth strategy, supporting farmers and creating value for customers and shareholders.”

About Jeff Rowe

Before being appointed CEO in January 2024 of Syngenta Group, one of the world’s largest agricultural technology companies with more than 50,000 employees in over 90 countries, Rowe served as President of Syngenta Crop Protection from July 2022 to December 2023 and President of Syngenta Seeds from September 2016 to June 2022. Prior to Syngenta Group, he served as Vice President, Strategic Services and Planning at DuPont Pioneer from July 2015 to September 2016 and sat on the company’s leadership team. Before that, Rowe was Regional Director for DuPont Pioneer Europe from March 2011 to July 2015, Vice President of Biotech Affairs and Regulatory from 2008 to 2011 and Corporate Counsel from January 2001 to January 2008. He started his career with DuPont Pioneer in 1995 in Supply Management and is a former board member of Wayne Farms LLC.

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Rowe is also a fifth-generation farmer, helping to run his family’s operation in Illinois. The farm employs regenerative agriculture practices to reduce environmental impact and improve sustainability, productivity and profitability.

He has a Bachelor of Science in Agricultural Economics from Iowa State University, a Juris Doctorate from Drake Law School and a Global Executive MBA from the NYU Stern School of Business and the London School of Economics.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we’re leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

ADM Investor Relations

Kate Walsh

Kathryn.Walsh@adm.com

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate Release

Source: ADM

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